                                                                                                                         Exhibit 12

                                              Statement of Computation of
                                               Earnings to Fixed Charges
                                           (in Thousands, Except Ratio Data)


                                      Nine Months
                                         Ended                 For the Years Ended December 31
                                        9/30/95     1994       1993          1992         1991         1990
                                       -------     -----      -----         ----         -----       -----
Earnings Available to Fixed Charges
  Income before income taxes            $260,205   $329,292    $275,556      $277,564     $224,048    $210,242
  Fixed charges -
    Interest Expense                      36,848     29,970      19,062        20,417       13,151      13,104
    Portion of rent to be
      determined to be interest (1)
  Eliminate Equity in Earnings             8,580     10,494       8,580         6,237        5,643       5,775
                                          (2,000)    (5,700)     (3,800)       (3,400)      (1,200)     (2,500)
                                        ________   ________    ________       _______       ________   ________
         Total Earnings Available
           for Fixed Charges            $303,633   $364,056    $299,398      $300,818       $241,642   $226,621
                                        ========   ========    =========     ========       ========   =========

Fixed Charges
  Interest Expense                      $ 36,848   $ 29,970    $ 19,062      $ 20,417     $ 13,151    $ 13,104
  Portion of rent determined to
    be interest (1)                        8,580     10,494       8,580         6,237        5,643       5,775
                                        --------   --------    --------      --------     --------    --------

         Total Fixed Charges            $ 45,428   $ 40,464    $ 27,642      $ 26,654     $ 18,794    $ 18,879
                                        ========   ========    ========      ========     ========    ========

Ratio of Earnings to Fixed Charges        6.68       9.00        10.83         11.29        12.86        12.00
                                          ----       ----        -----         -----        -----        -----

(1) 33% of gross rent expense was deemed to approximate the interest portion of short-term and long-term leases.